Exhibit 10.24

NovaMed, Inc. Amended and Restated Executive Incentive Compensation Plan

ARTICLE 1

Statement of Purpose

The Plan is intended to increase shareholder value and the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the Company’s objectives.  The Plan’s goals are to be achieved by providing key executives with incentive awards based on the achievement of goals relating to the performance of the Company or upon the achievement of objectively determinable individual performance goals. The Plan is intended to permit the payment of Awards that may qualify as performance-based compensation under Code Section 162(m).

ARTICLE 2

Definitions

The terms used in this Plan include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires. The following terms, unless the context requires otherwise, are defined as follows:

2.1           “Affiliate” means any parent, subsidiary or other entity that is directly or indirectly controlled by, or controls, the Company.

2.2           “Award” means, with respect to each Participant, the award determined by the Committee under Section 4.3 for the Performance Period, subject to the Committee’s authority to eliminate or reduce the Award otherwise payable.

2.3           “Base Salary” means, as to any Performance Period, the Participant’s gross salary paid during the Performance Period.  Such Base Salary shall be determined before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored benefit plans or deferral arrangements.

2.4           “Board” means the NovaMed, Inc. Board of Directors.

2.5           “Code” means the Internal Revenue Code of 1986, as amended.

2.6           “Committee” means the Compensation Committee of the Board or any successor committee with responsibility for compensation, or any subcommittee, as long as the number of Committee members and their qualifications shall at all times be sufficient to meet the applicable requirements for “outside directors” under Section 162(m) and the regulations thereunder, as in effect from time to time, and the independence requirements of NASDAQ  or any other applicable exchange on which the Company’s common equity is at the time listed.

2.7           “Company” means NovaMed, Inc. and any of its Affiliates that adopt this Plan or that have employees who are Participants under this Plan.

2.8           “Determination Date” means the date that is 90 days after the beginning of the Performance Period or, if earlier, the date on which no more than 25% of the Performance Period has elapsed.

2.9           “Disability” means permanent and total disability as defined in the Company’s long term disability plan or, if no such plan is then in effect, as defined in Code Section 22(e)(3).

2.10         “Executive Officer” means any Company employee who is an “executive officer” as defined in Rule 3b-7 promulgated under the Exchange Act.

2.11         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.12         “Maximum Award” means as to any Participant for any Performance Period,  $1,500,000.

2.13         “NASDAQ” means the Nasdaq Stock Market, including the Nasdaq National Market.

2.14         “Participant” means an Executive Officer or key management employee as described in Article 3 of this Plan.

2.15         “Performance Period” means the period for which an Award may be made. Unless otherwise specified by the Committee, the Performance Period shall be a calendar year, beginning on January 1 of any year.

2.16         “Plan” means this NovaMed, Inc. Amended and Restated Executive Incentive Compensation Plan, as it may be amended from time to time.

2.17         “Retirement” means a Termination of Employment, after appropriate notice to the Company, (a) on or after the earliest permissible retirement date under a qualified pension or retirement plan of the Company or (b) upon such terms and conditions approved by the Committee, or officers of the Company designated by the Board or the Committee.

2.18         “SEC” means the Securities and Exchange Commission.

2.19         “Section 162(m)” means Code Section 162(m) and regulations promulgated thereunder by the Secretary of the Treasury.

2.20         “Termination of Employment” means (a) the termination of the Participant’s active employment relationship with the Company, unless otherwise expressly provided by the Committee, or (b) the occurrence of a transaction by which the Participant’s employer ceases to be the Company or an Affiliate.

ARTICLE 3

Participation

An Executive Officer or other key management employee of the Company designated by the Committee with respect to a Performance Period shall be a Participant in this Plan and shall continue to be a Participant until any Award he may receive has been paid or forfeited under the terms of this Plan.  No person shall be automatically entitled to participate in the Plan.

ARTICLE 4

Incentive Awards

4.1           Objective Performance Goals.  The Committee shall establish written, objective performance goals for a Performance Period no later than the Determination Date.  The objective performance goals shall be stated as specific amounts of, or specific changes in, one or more of the financial measures described in Section 4.2.  Objective performance goals may also include operational goals such as: productivity, efficiency, safety, acquisitions and development, physician recruitment and/or syndication and other strategic objectives and individual performance goals.  The objective performance goals need not be the same for different Performance Periods and for any Performance Period may be stated: (a) as goals for NovaMed, Inc., for one or more of its Affiliates, divisions, business or organizational units, facilities, or for any combination of the foregoing; (b) on an absolute basis or relative to the performance of other companies or of a specified index or indices, or be based on any combination of the foregoing; and (c) separately for one or more of the Participants, collectively for the entire group of Participants, or in any combination of the two.

4.2           Financial Measures.  The Committee shall use any one or more of the following financial measures to establish objective performance goals under Section 4.1:

net income, operating earnings, earnings per share, operating earnings per share, earnings before interest taxes depreciation and amortization (EBITDA), operating income, revenues, shareholders’ equity, return on equity, return on assets, return on invested capital, economic value added, operating margins, cash flow, total shareholder return, expenses, debt-to-capital ratio or market share.  The Committee may specify any reasonable definition of the financial measures it uses.  Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to: realized investment gains and losses; gains and/or losses on the sale of minority interests; extraordinary, unusual or non-recurring items; effects of accounting changes, currency fluctuations, acquisitions, divestitures, or necessary financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; stock compensation expense; gains and/or losses from mark-to-market adjustments for derivative instruments; and other non-operating items.

4.3           Award.  On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a formula, matrix or other objective mechanism for determining the Award (if any) that may be payable to each Participant upon achievement of the applicable objective performance goals.  Each formula shall be set forth in writing and may provide one or more levels of Award (e.g., “Target”, “Threshold”, “Maximum”, etc.), as determined by the Committee; provided, however, that in no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.  For any Performance Period, the Committee shall have sole and absolute discretion to (i) reduce the amount of, or eliminate entirely, the Award that would otherwise be payable to a Participant under the Award formula, or (ii) increase the amount of any Award payable to a Participant (but not to exceed the Maximum Award for any Performance Period) whose compensation, at no time during the Performance Period, is subject to Code Section 162(m) based upon the Committee’s review of the objective performance goals for each Participant pursuant to Section 4.4 and the individual performance of such Participant.

4.4           Performance Evaluation.  Within a reasonable time after the close of a Performance Period, the Committee shall determine whether and to what extent the objective performance goals established for that Performance Period have been met by the respective Participants. If the objective performance goals and any other material terms established by the Committee have been met by a Participant, the Committee shall so certify in writing with respect to such Participant.

4.5           Payment or Deferral of the Award.

(a)           As soon as practicable after the Committee’s determination under Section 4.4, but subject to Sections 4.5(b) and (c), the Company shall pay the

Award to the Participant. The target timing for the payments under the Plan shall be on or before the date that is 2 ½ months after the end of the Performance Period; provided, however, that payments shall be made no later than the December 31 following the end of the Performance Period unless such Award has otherwise been deferred pursuant to Section 4.5(b) or delayed pursuant to Section 4.5(c).  The Company shall have the right to deduct from any Award, any applicable Federal, state and local income and employment taxes, and any other amounts that the Company is otherwise required to deduct.

(b)           Subject to the Committee’s approval and applicable law, Participants may request that payments of an Award be deferred under a deferred compensation arrangement maintained by the Company by making a deferral election pursuant to such rules and procedures as the Committee may establish from time to time.

(c)           If a payment obligation under this Plan arises on account of a Participant’s separation from service while that Participant is a “specified employee” (as defined under Code Section 409A and determined in good faith by the Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall, in lieu thereof, be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of that Participant’s estate following his death.

4.6           Eligibility for Payments.

(a) Except as otherwise provided in this Section 4.6, a Participant shall be eligible to receive an Award for a Performance Period only if such Participant is employed by the Company continuously from the beginning of the Performance Period to the end of the Performance Period; provided, however, that if a Participant is not employed by the Company continuously from the beginning of the Performance Period to the end of the Performance Period, a Participant may be eligible for a pro-rata Award if (i) the objective performance goals established hereunder are met and (ii) if the Participant’s employment agreement with the Company provides for the payment of a pro-rata amount under the applicable circumstances.

(b) Under Section 4.6(a), a leave of absence that lasts less than three months and that is approved in accordance with applicable Company policies is not a break in continuous employment. In the case of a leave of absence of three months or longer: (1) the Committee shall determine whether the leave of absence constitutes a break in continuous employment, and (2) if a Participant is on a leave of absence on the date that an Award or payment of the Award is to be made, the Committee may require that the Participant return to active employment with the Company at the end of the leave of absence as a condition of receiving the Award or payment.

(c) The Committee may determine, in its sole discretion and consistent with the terms of a Participant’s employment agreement, as applicable, that an Award will be payable pro-rata for a Participant who either becomes eligible to participate during the Performance Period or has a Termination of Employment during the Performance Period due to his death, Retirement or Disability.

ARTICLE 5

Administration

5.1           General Administration.  This Plan shall be administered by the Committee, subject to such requirements for review and approval by the Board as the Board may establish.  Subject to the terms and conditions of this Plan and Section 162(m), the Committee is authorized and empowered in its sole discretion to select or approve Participants and to make Awards in such amounts and upon such terms and conditions as it shall determine.   The Committee may delegate any of the Committee’s duties and authority to the extent the Committee determines that such delegation would not cause an Award intended to be performance-based compensation under Section 162(m) to fail to qualify as such.

5.2           Administrative Rules.  The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret this Plan and rule on any questions respecting any of its provisions, terms and conditions.  Subject to the requirements of Section 162(m), the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan.

5.3           Committee Members Not Eligible.  No member of the Committee shall be eligible to participate in this Plan.

5.4           Committee Members Not Liable.  The Committee and each of its members shall be entitled to rely upon certificates of appropriate officers of the Company with respect to financial and statistical data in order to determine if the objective performance goals for a Performance Period have been met. Neither the Committee nor any member shall be liable for any action or determination made in good faith with respect to this Plan or any Award made hereunder.

5.5           Decisions Binding.  All decisions, actions and interpretations of the Committee concerning this Plan shall be final and binding on NovaMed, Inc. and its Affiliates and their respective boards of directors, and on all Participants and other persons claiming rights under this Plan.

5.6           Application of Section 162(m); Shareholder Approval.

(a)           This Plan is intended to be administered, interpreted and construed so that Award payments remain tax deductible to the Company and unlimited by Section 162(m), which restricts under certain circumstances the Federal income tax deduction for compensation paid by a public company to named executives in excess of $1 million per year.  The Committee, or the Board, may, without shareholder approval, amend this Plan retroactively or prospectively to the extent it determines necessary to comply with any subsequent amendment or clarification of Section 162(m) required to preserve the Company’s Federal income tax deduction for compensation paid pursuant to this Plan.

(b)           All Awards under the Plan shall be contingent upon shareholder approval of this Plan in accordance with Section 162(m), the regulations thereunder and other applicable U.S. Treasury regulations. Unless and until such shareholder approval is obtained, no Award shall be made pursuant to this Plan.

ARTICLE 6

Amendments; Termination

This Plan may be amended or terminated by the Board or the Committee. All amendments to this Plan, including an amendment to terminate this Plan, shall be in writing. An amendment to this Plan shall not be effective without the prior approval of the shareholders of NovaMed, Inc. if such approval is necessary to continue to qualify Awards as performance-based compensation under Section 162(m), or otherwise under Treasury or SEC regulations, the rules of NASDAQ or any other applicable exchange or any other applicable law or regulations. Unless otherwise expressly provided by the Board or the Committee, no amendment to this Plan shall apply to Awards made before the effective date of such amendment. A Participant’s rights with respect to any Awards made to him may not be abridged by any amendment, modification or termination of this Plan without his individual consent.

ARTICLE 7

Other Provisions

7.1           Duration of the Plan.  This Plan is effective as of January 1, 2006 (the “Effective Date”), subject to the approval of the shareholders of the Company. This Plan shall remain in effect until all Awards made under this Plan have been paid or forfeited under the terms of this Plan, and all Performance Periods related to Awards made under this Plan have expired.  No Awards may be made under this Plan for any Performance Period that would end after December 31, 2010 unless the Board, subject to any shareholder approval that may then be required to continue to qualify this Plan as a performance-based plan under Section 162(m), extends this Plan.

7.2           Awards Not Assignable.  No Award or any right thereto shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.

7.3           Participant’s Rights.  The right of any Participant to receive any payments under an Award granted to such Participant pursuant to the provisions of this Plan shall be an unsecured claim against the general assets of the Company. This Plan shall not create, nor be construed in any manner as having created, any right by a Participant to any Award for a Performance Period because of a Participant’s participation in this Plan for any prior Performance Period, or because the Committee has made a written certification under Section 4.4 for the Performance Period.  Moreover, there is not obligation for uniform treatment for Participants under this Plan.

7.4           Termination of Employment.  The Company retains the right to terminate the employment of any Participant or other employee at any time for any reason or no reason, and an Award is not, and shall not be construed in any manner to be, a waiver of such right.

7.5           Exclusion from Benefits.  Awards under this Plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

7.6           Successors.  Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Company’s business or assets, shall assume the Company’s liabilities under this Plan and perform any duties and responsibilities in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

7.7           Law Governing Construction.  The construction and administration of this Plan and all questions pertaining thereto shall be governed by the laws of the State of Delaware, except to the extent that such law is preempted by Federal law.

7.8           Headings Not a Part Hereto.  Any headings preceding the text of the several Articles, Sections, subsections, or paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Plan, nor shall they affect its meaning, construction or effect.

7.9           Severability of Provisions.  If any provision of this Plan is determined to be void by any court of competent jurisdiction, this Plan shall continue to operate and, for the purposes of the jurisdiction of the court only, shall be deemed not to include the provision determined to be void.